UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	September 27, 2012 (September 24, 2012)

DISCOUNT DENTAL MATERIALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-54381 (Commission File Number)	26-1974399 (I.R.S. Employer Identification No.)
13455 Noel Road, Suite 1000 Dallas, TX 75240 (Address of principal executive offices) (zip code)
(949) 415-7478 (Registrant’s telephone number, including area code)
92 Corporate Park, C-141 Irvine, CA 92606 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01                     Entry into a Material Definitive Agreement

On September 24, 2012, we entered into an agreement with medical device product development company Sonos Models, Inc. (“Sonos”) to research, develop, and test certain products that could be used to treat dementia utilizing omentum.  Under the agreement Sonos will develop and build up to three medical device prototypes to be used for testing.  The agreement calls for a total cash payment of up to $400,000 and the issuance of warrants to purchase up to 650,000 shares of our common stock, with the cash payments and warrants to be issued in stages once certain developmental thresholds are achieved.  Pursuant to the agreement, we agreed to the following schedule:

i) Upon signing the agreement we will issue Sonos warrants to purchase 50,000 shares of our common stock.  The warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price of $0.20 per share.

ii) Phase 1 – Sonos will conduct a search of literature, patents, and sources for information to guide the definition of the device requirements, including, but not limited to, reviewing Dr. Saini’s patent, review other patents related to omentum, fluid extraction, and collection, stimulation, search medical literature for omentum texts, articles, research clinical studies related to the use of omentum in the treatment of omentum.  In exchange for the services, we will pay Sonos a cash payment of approximately $20,000 and 50,000 warrants upon completion of the phase.  Warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price based on the fair market value of the stock on the date of completion of the phase.

iii) Phase 2 – Sonos will define the design objective in terms of materials, fabrication, technology, and performance.  In exchange for the services, we will pay Sonos a cash payment of approximately $19,000 and 50,000 warrants upon completion of the phase.  Warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price based on the fair market value of the stock on the date of completion of the phase.

iv) Phase 3 – Sonos will develop a minimum of three design concepts that meet the design objectives outlined in Phase II, and document the designs in sketches, drawings, and draft specifications and estimate schedule, capital, and production costs for each approach.  In exchange for these services, we will pay Sonos a cash payment of $12,500 and 100,000 warrants upon completion of the phase.  Warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price based on the fair market value of the stock on the date of completion of the phase.

v) Phase 4 – Sonos will review concepts from Phase 3 and choose two or more of the design concepts for the development of prototypes for testing in Phase 5 (which will be pursuant to a subsequent agreement between the parties).  In exchange for these services, we will pay Sonos a cash payment of up to $350,000 and 100,000 warrants for each of the three prototypes for a total of 300,000 warrants.  In addition, should Sonos complete the first Omentum producing prototype by March 31, 2013, Sonos will receive an additional 100,000 warrants.  Warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price based on the fair market value of the stock on the date of completion of the phase.

Section 3 – Securities and Trading Markets

Item 3.02 – Unregistered Sales of Equity Securities

Pursuant to the agreement with Sonos, we are obligated to issue Sonos warrants to purchase 50,000 shares of our common stock.  The warrants are immediately exercisable, have a term of three years, cashless, and have an exercise price of $0.20 per share. These warrants and the underlying shares are, restricted in accordance with Rule 144.  The issuance of the warrants was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the recipients were either accredited or sophisticated and familiar with our operations.

Section 5 – Corporate Governance and Management

Section 5.06 – Change in Shell Company Status

As a result of the agreement with Sonos described in Item 1.01, above, and the continuing scientific experiments being conducted by Dr. Surinder Singh Saini, MD to research, develop and test medicinal treatments for dementia utilizing omentum we have started operations, sufficient to cease being a shell company, as defined in Rule 12b-2.  Additional information regarding these transactions and operations are contained above and in our public filings.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Letter Agreement with Sonos Models, Inc. dated September 24, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2012	Discount Dental Materials, Inc.
a Nevada corporation
/s/ Gerald A. DeCiccio

By: Gerald A. DeCiccio
Its: Chief Executive Officer